PRESS RELEASE

Double Hull Tankers Files Registration Statement with the SEC for an Initial Public Offering

Jersey, Channel Islands - September 21, 2005.  Double Hull Tankers, Inc., a wholly-owned subsidiary of Overseas Shipholding Group, Inc. (NYSE:OSG), today announced that it has filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock.

Double Hull Tankers, Inc. is a newly formed Marshall Islands corporation which intends to acquire a fleet of seven oil tankers, consisting of three VLCCs and four Aframaxes, from subsidiaries of OSG and to time charter them back to other subsidiaries of OSG.

UBS Investment Bank and Merrill Lynch & Co. are serving as joint book-running managers of the offering.

A copy of the prospectus relating to these securities may be obtained, when available, from:  UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, 25th Floor, New York, NY 10171 or Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

For Investor Relations and Media Inquiries, please contact:

Eirik Ubøe
Chief Financial Officer
Double Hull Tankers, Inc.
26 New Street
St. Helier, Jersey JE23RA
Channel Islands
Telephone No.: 011-44-1534-639-759